Exhibit 99.1

For Immediate Release:  November 14, 2007

Contact:  Jason A. Jenne

(901) 746-2005

True Temper Sports, Inc.

Announces 2007 Third Quarter Results

Results of Operations

Memphis, Tennessee…..November 14, 2007…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2007 third quarter and year-to-date results of operations.  Net sales for the third quarter increased 12.3%, to $24.1 million from the $21.5 million recorded during the third quarter of 2006.  Net sales for the first nine months of 2007 have increased 3.5%, to $86.8 million from $83.8 million in the first nine months of 2006.  Adjusted EBITDA (defined below) for the third quarter decreased to $1.6 million from $4.3 million in the third quarter of 2006.  Adjusted EBITDA for the first nine months declined to $16.6 million from $20.6 million in the first nine months of 2006.  The net loss for the 2007 third quarter and year-to-date periods was $22.8 million and $28.1 million, respectively.  The Company recorded a non-cash charge to income taxes during the third quarter of 2007 totaling $13.0 million related to establishing a valuation allowance for its deferred tax assets, which is accounting treatment required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. During the comparable periods in 2006 the net loss was $4.1 million and $6.1 million, respectively.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “The sales momentum we began to see earlier in 2007 has certainly extended into the third quarter, and we are now delivering the double digit revenue improvement we had been expecting for the second half of the year.  Importantly, our revenue gains in golf shafts for the third quarter were driven not only by the continued strength of our premium steel True Temper and Royal Precision brands, but also by significant gains in our graphite golf shaft business as some of our key OEM partners bring new club introductions to market using our branded and proprietary graphite shaft offerings.  Adding to this overall sales improvement, our performance sports segment delivered another quarter of record revenue, up over 70% from the third quarter of 2006, as we continue to execute on this key diversification strategy into hockey, cycling and other recreational markets.  Our performance sports business actually accounted for almost 15% of our overall revenue during the third quarter, as we continue to gain share in these new markets and expand our customer base.”

Mr. Hennessy continued, “In contrast to our revenue growth, as anticipated our profitability was under significant pressure during the third quarter from the cost drivers that have compressed margins throughout 2007; nickel price increases, medical inflation, and efficiency levels in our Mississippi steel facility, all of which continued to negatively impact our business.  While we are very optimistic about the future, both in the near and long term, the third quarter saw the most significant hit to our bottom line from all three of these key issues.  The result was an overall gross profit percentage that was completely unacceptable to True Temper, and one that we certainly believe will not be repeated in the future.  We have plans in place for each of these areas to significantly improve the trends, and we are very optimistic about the fourth quarter of 2007 and longer term into 2008.  On another positive note, our principal owner demonstrated their continued support of our long term potential through an additional equity injection of $5.0 million on September 14, 2007, which enabled us to continue to make investments for business improvement and strategic expansion, while allowing us full assurance of compliance with all of our credit agreements.”

Outlook

Commenting about the Company’s outlook for the future, Mr. Hennessy said, “Our view of future sales growth for True Temper continues to build on the optimism we felt at the conclusion of the second quarter.  We have continued to see stability in our core steel golf shaft product category, and have experienced renewed momentum for our graphite golf shafts through strategic partnership with key OEMs.  In addition, we anticipate future growth in our performance sports business as we introduce new products and solidify both existing and developing partnerships with OEMs in the hockey, cycling and other non-golf markets.  The combination of these factors makes us very upbeat about the Company’s revenue opportunities going forward.  We anticipate continued double digit sales improvement during the fourth quarter of this year, and as we look forward into 2008 our initial expectations are for continued growth on the top line.”

Mr. Hennessy continued, “At the end of the second quarter our outlook for bottom line profitability was a concern, as we anticipated the continued cost pressures from nickel, medical and operational efficiencies to have a significant impact on our third quarter results.  Looking forward into the fourth quarter we are now much more optimistic about operational improvements and moderating costs, and feel that the Company has clearly turned the corner from a profitability perspective.  First, the nickel market has stabilized and we have also instituted a global price increase with our customers to compensate for the dramatic inflation in this raw material.  In addition, in August we entered into a new four year agreement with our union workforce in Mississippi that includes a much more affordable medical plan.  Also, while it will take several quarters to fully achieve the operational efficiencies we are targeting in our steel operations, we are seeing some initial benefits from our productivity programs begin to read through to the bottom line during this current fourth quarter.  All of this, combined with the added benefit of improved unit volume, makes us very confident in delivering significant improvement in Adjusted EBITDA during the fourth quarter, with a goal of doubling the Adjusted EBITDA from the same quarter in 2006.  As we look forward into 2008 we believe that we can begin to return True Temper to its historical gross profit and Adjusted EBITDA levels through efficiency improvements in our US facilities and a continued expansion of our manufacturing presence in mainland China.”

Conference Call

True Temper management is scheduled to discuss the Company’s operating performance in a conference call on Thursday, November 15, 2007 at 1:00pm Eastern Time.  Interested parties may participate by calling 888-577-8994 or 517-308-9015 just prior to the start time.  Callers should request the “True Temper Earnings Call,” with the passcode “True Temper” and leader “Scott Hennessy”.  A replay of the conference call will be available from approximately 5:00pm Eastern Time on November 15, 2007 until 11:59pm Eastern Time on November 29, 2007.  The replay may be accessed by calling 866-514-4351 or 203-369-2016.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2006 Annual Report on Form 10-K.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are non-GAAP measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands)

	Quarter Ended		Year-To-Date
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
NET SALES	$24,140	$21,491	$86,756	$83,824
Cost of sales	20,073	14,701	62,244	54,616
GROSS PROFIT	4,067	6,790	24,512	29,208

Selling, general and administrative expenses	3,443	3,277	10,807	10,760
Amortization of intangible assets	3,731	3,768	11,205	10,695
Business development, start-up and transition costs	369	1,040	1,405	2,163
Loss on early extinguishment of long-term debt	—	—	755	—
OPERATING INCOME (LOSS)	(3,476)	(1,295)	340	5,590

Interest expense, net	6,306	5,299	18,585	15,162
Other expenses, net	5	15	27	63
INCOME (LOSS) BEFORE INCOME TAXES	(9,787)	(6,609)	(18,272)	(9,635)

Income tax expense (benefit)	12,990	(2,463)	9,867	(3,514)
NET INCOME (LOSS)	$(22,777)	$(4,146)	$(28,139)	$(6,121)

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,238	$3,055
Receivables, net	19,375	16,819
Inventories	27,082	23,208
Deferred tax assets	1,163	1,381
Prepaid expenses and other current assets	2,042	2,731
Total current assets	53,900	47,194

Property, plant and equipment, net	18,955	14,482
Goodwill	156,853	150,883
Intangible assets, net of accumulated amortization of $50,372 at September 30, 2007 and $39,167 at December 31, 2006	122,133	133,262
Other assets	8,407	7,878
Total assets	$360,248	$353,699

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$740	$1,257
Accounts payable	5,992	6,697
Accrued expenses and other current liabilities	9,280	9,904
Total current liabilities	16,012	17,858

Deferred tax liabilities	9,677	206
Long-term debt, net of current portion	259,980	239,149
Other liabilities	5,780	6,204
Total liabilities	291,449	263,417

STOCKHOLDER’S EQUITY
Common stock—par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	118,643	111,943
Accumulated deficit	(49,836)	(21,697)
Accumulated other comprehensive income (loss), net of taxes	(8)	36
Total stockholder’s equity	68,799	90,282
Commitments and contingent liabilities	—	—
Total liabilities and stockholder’s equity	$360,248	$353,699

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Year-To-Date
	September 30, 2007	October 1, 2006
OPERATING ACTIVITIES
Net income (loss)	$(28,139)	$(6,121)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions:
Depreciation	2,210	1,766
Amortization of deferred financing costs	1,198	1,015
Amortization of intangible assets	11,205	10,695
Loss on disposal of property, plant and equipment	15	25
Loss on early extinguishment of long-term debt	755	—
Deferred income taxes	9,689	(3,676)
Changes in operating assets and liabilities, net	(7,580)	(1,043)
Net cash provided by (used in) operating activities	(10,647)	2,661

INVESTING ACTIVITIES
Purchases of property, plant, equipment	(2,592)	(4,353)
Acquisition of business	(10,076)	—
Purchase of other assets	—	(15,450)
Other investing activity	(76)	(103)
Net cash used in investing activities	(12,744)	(19,906)

FINANCING ACTIVITIES
Proceeds from issuance of bank debt	45,000	18,000
Capital contributions from True Temper Corporation	6,700	—
Principal payments on bank debt	(24,686)	(3,005)
Payment of debt issuance costs	(2,263)	(1,057)
Other financing activity	(177)	(464)
Net cash provided by financing activities	24,574	13,474

Net increase (decrease) in cash and cash equivalents	1,183	(3,771)
Cash and cash equivalents at beginning of period	3,055	4,733
Cash and cash equivalents at end of period	$4,238	$962

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus depreciation and amortization of intangible assets.  Adjusted EBITDA represents EBITDA plus business development, start-up and transition costs, loss on early extinguishment of long-term debt, severance related to the elimination of the Chief Operating Officer (“COO”) position, initial Sarbanes-Oxley compliance costs, and management service fees.  Not all adjustments described are applicable to the periods identified in the tables below.

EBITDA and Adjusted EBITDA for the periods indicated are calculated as follows:

	Quarter Ended		Year-To-Date
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Operating income	$(3,476)	$(1,295)	$340	$5,590
Plus:
Depreciation	784	621	2,210	1,766
Amortization of intangible assets	3,731	3,768	11,205	10,695
EBITDA	1,039	3,094	13,755	18,051
Plus:
Business development, start-up and transition costs	369	1,040	1,405	2,163
Loss on early extinguishment of long-term debt	—	—	755	—
Severance related to elimination of COO position	—	—	240	—
Sarbanes-Oxley initial compliance costs	81	10	93	10
Management services fee	125	125	375	375
Adjusted EBITDA	$1,614	$4,269	$16,623	$20,599

EBITDA and Adjusted EBITDA reconciled to net cash provided by (used in) operating activities

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities for the periods indicated:

	Quarter Ended		Year-To-Date
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Adjusted EBITDA	$1,614	$4,269	$16,623	$20,599
Cash interest payments	(8,587)	(7,446)	(18,930)	(16,670)
Cash income tax payments	(57)	53	(135)	(20)
Business development, start-up and transition costs	(369)	(1,040)	(1,405)	(2,163)
Severance related to elimination of COO position	—	—	(240)	—
Sarbanes-Oxley initial compliance costs	(81)	(10)	(93)	(10)
Management services fee	—	(125)	(250)	(375)
Changes in working capital requirements and other	3,829	3,410	(6,217)	1,300

Net cash (used in) provided by operating activities	$(3,651)	$(889)	$(10,647)	$2,661